UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 5, 2008 (December 5, 2008)

Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
(512) 708-9310
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On December 5, 2008, Introgen Therapeutics, Inc. (“Introgen”) received a letter from the Nasdaq Listing Qualifications Panel (the “Panel”) stating that it has determined to delist the shares of Introgen from the Nasdaq Stock Market and to suspend trading effective at the open of trading on Tuesday, December 9, 2008. As previously announced, on November 17, 2008, Introgen received a letter from the Panel indicating that shares of Introgen common stock will be transferred from the Nasdaq Global Market to the Nasdaq Capital Market, and that such listing would continue provided that Introgen can demonstrate compliance with all continued listing requirements of the Nasdaq Capital Market by March 3, 2009. On December 4, 2008, Introgen notified the Panel that as a result of Introgen’s bankruptcy filing, it expects that it will be unable to establish compliance with the continued listing requirements of the Nasdaq Capital Market on or before March 3, 2009. The December 5, 2008 letter from the Panel indicated that in light of the Company’s filing for protection under Chapter 11 of the U.S. Bankruptcy Code, and Introgen’s expectation that it will not meet the continued listing standards by March 3, 2009, the Panel has no basis for the continuing list of Introgen’s shares.
     Introgen does not expect to appeal the Panel’s determination and therefore expects that its shares of Common Stock will be delisted effective at the open of trading on Tuesday, December 9, 2008. As a result, Introgen expects that there will be a very limited market, or no market at all, in which its securities are traded, and as a result, its stockholders will likely find it difficult to sell their shares of Introgen’s common stock.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press Release dated December 5, 2008, announcing notification from the Nasdaq Listing Qualifications Panel.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ J. DAVID ENLOE, JR.
J. David Enloe, Jr., Chief Executive Officer and President

Date: December 5, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 5, 2008, announcing notification from the Nasdaq Listing Qualifications Panel.